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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Jabil Circuit, Inc.:

     We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-42992 and 333-91719) and Form S-8 (Nos. 333-50748 and
333-50750) of Jabil Circuit, Inc. and subsidiaries of our report dated September 19, 2000 relating to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended August 31, 2000, which report appears in the August 31, 2000 Annual Report on Form 10-K of Jabil Circuit, Inc. and subsidiaries.

                                          KPMG LLP

St. Petersburg, Florida
November 27, 2000